Northern Funds

FORM N-SAR

Report for the Year Ended 3/31/99


Sub-Item 77B:  Accountant's report on internal control.

To the Board of Trustees of
Northern Funds:

In planning and performing our audit of the financial statements of NORTHERN FUNDS (a Massachusetts business trust consisting of the Money Market Fund, U.S. Government Money Market Fund, U.S.
Government Select Money Market Fund, Municipal Money Market
Fund, California Municipal Money Market Fund, U.S. Government
Fund, Intermediate Tax-Exempt Fund, Florida Intermediate Tax-
Exempt Fund, Fixed Income Fund, Tax-Exempt Fund, California Tax-
Exempt Fund, International Fixed Income Fund, High Yield Municipal
Fund, High Yield Fixed Income Fund, Income Equity Fund, Stock
Index Fund, Growth Equity Fund, Select Equity Fund, Mid Cap
Growth Fund, Small Cap Fund, International Growth Equity Fund, International Select Equity Fund and Technology Fund) for the year ended March 31, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of Northern Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


ARTHUR ANDERSEN LLP

Chicago, Illinois,
May 14, 1999